Exhibit 99.1

Neuralstem Responds to Incorrect StemCells, Inc. Release on Patents

ROCKVILLE, Md.--(BUSINESS WIRE)--May 15, 2009--Neuralstem, Inc. (NYSEAmex:CUR) today responds to an earlier press release by StemCells, Inc. (STEM). On May 13, 2009, the United States Patent and Trademark Office (“PTO”) confirmed that two of STEM’s patents are invalid as the claims were originally granted. However, as we have come to expect, STEM has completely mischaracterized the outcome of the PTO reexamination proceeding concerning U.S. Patent Nos. 6,294,346 and 7,101,709.

First, STEM’s assertion that only some of the claims in the ‘346 and ‘709 patents were amended is untrue. As the publicly available information with the PTO clearly shows, all of the claims in those two patents were amended. Moreover, contrary to STEM’s statement, we believe the numerous substantial amendments made by STEM to get these two patents allowed completely destroy any basis for their assertions of infringement by Neuralstem. Finally, the PTO’s review was limited to the issues in the reexamination and does not mean that STEM’s patents cannot be invalidated in any litigation proceeding. In short, we believe that any attempt by STEM to continue their baseless law suit will be unsuccessful, since Neuralstem does not infringe upon any of the significantly modified claims that STEM salvaged in the reexamination process.

Furthermore, STEM’s summary of the litigation between the parties is both inaccurate and incomplete. It fails to note that Neuralstem moved to reopen the 2006 litigation last year after two of the patents came out of reexamination and that STEM vigorously fought to keep that case closed.

In addition, Neuralstem initiated the litigation in 2008, not STEM, when it filed a declaratory judgment action against two STEM patents on May 7, 2008 asserting that STEM’s patents were invalid, not-infringed and unenforceable because of inequitable conduct. STEM moved to dismiss Neuralstem’s declaratory judgment action and failed, which is why its second-filed lawsuit from California was eventually transferred to Maryland.

Finally, we would again note that the PTO upheld the patentability of Neuralstem’s core technology in May, 2006, in response to a challenge from STEM. Our patents are not being challenged in the PTO or in any of the suits with STEM.

About Neuralstem, Inc.

Neuralstem's patented technology enables, for the first time, the ability to produce neural stem cells of the human brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells into mature, physiologically relevant human neurons and glia. The Company is targeting major central nervous system diseases including: Ischemic Spastic Paraplegia, Traumatic Spinal Cord Injury, Huntington’s disease and Amyotrophic Lateral Sclerosis (ALS), often referred to as Lou Gehrig's disease. Neuralstem’s IND is under review with the FDA for ALS. ALS is a progressive, fatal neurodegenerative disease that affects nerve cells in the brain, leading to the degeneration and death of the motor neurons in the spinal cord that control muscle movement. ALS affects roughly 30,000 people in the U.S., with about 7,000 new diagnoses per year. Pre-clinical work has shown Neuralstem’s cells to extend the life of rats with ALS (as reported the journal TRANSPLANTATION, in collaboration with Johns Hopkins University researchers), and also reversed paralysis in rats with Ischemic Spastic Paraplegia, (as reported in NEUROSCIENCE; June 29, 2007, in collaboration with researchers at University of California San Diego).

Cautionary Statement Regarding Forward Looking Information

This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Neuralstem's technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward- looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem's periodic reports, including the annual report on Form 10-K for the year ended December 31, 2008.

CONTACT:
Neuralstem, Inc.
Richard Garr, President
301-366-4960
or
Ina McGuinness, Investor Relations
310-954-1100
or
Deanne Eagle, Media
917-837-5866